EXHIBIT 99.1

October 28, 2024

Lynda Chervil

Chief Executive Officer

Internet Sciences, Inc.

667 Madison Ave, 5th Floor

New York, NY 10065

Dear Registrant,

We are writing to inform you that the Public Company Accounting Oversight Board (“PCAOB”) has revoked the registration of your auditor, Yusufali & Associates, LLC. You can find a copy of the order on the PCAOB’s website at https://assets.pcaobus.org/pcaob-dev/docs/default- source/enforcement/decisions/documents/105-2024-042.pdf.

As this auditor had its registration revoked by the PCAOB, you may not include audit reports or consents from this auditor in your filings with the Commission on or after the date of the order. If an auditor who had its registration revoked by the PCAOB audited any portion of the financial statements that you are required to include in filings you make with the Commission on or after the order date, you should obtain a re-audit from a firm that is currently registered with the PCAOB.

If you have not already done so, please file an Item 4.01 Form 8-K to include all of the information required by that Item within four business days of the resignation or dismissal of this auditor. In providing the information that Item 304 of Regulation S-K requires, please also indicate that the PCAOB has revoked the registration of your prior auditor. This disclosure may be provided in lieu of a letter from the auditor stating whether it agrees with the required disclosure.

If you have any questions, please contact Kathleen Collins at (202) 551-3499.

Sincerely,

Division of Corporation Finance Office of Technology